EXHIBIT 11.4


CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - BASIC
(in thousands of dollars or shares except per share amounts)
Twenty-four Weeks Ended July 25, 1998 and July 19, 1997

                                         Twenty-four Weeks Ended
                                         ----------------------
                                          July 25,    July 19,
                                            1998        1997
                                         ---------    ---------
Basic:
  Net earnings (loss) applicable to
    common shares                        $    881     $ (1,027)
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,588       17,309
  Less:  Treasury stock - weighted
    average                                (7,623)      (5,565)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                             9,965       11,744
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares             $   0.09     $  (0.09)
                                         =========    =========













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